Exhibit (n)(1)
Consent of Independent Registered Public Accounting Firm

OFS Capital Corporation
Chicago, Illinois
We hereby consent to the incorporation by reference in the Registration Statement on Form N-2 of OFS Capital Corporation (the “Company”) of our report dated March 15, 2019, relating to the consolidated financial statements which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and our report dated March 15, 2019, except for the additions related to the total senior securities and related information reflected in the senior securities table, as to which the date is June 21, 2019, on the Senior Securities Table, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ BDO USA, LLP

Chicago, Illinois
April 28, 2021